Exhibit 99.1

francesca’s® Updates Fourth Quarter 2017 Guidance Based on Holiday Results

HOUSTON, TEXAS — January 4, 2018 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced that the Company has updated its guidance for the fourth quarter ending February 3, 2018. The updated guidance reflects holiday period sales performance and current expectations for the remainder of the quarter.

The Company now expects net sales for the fourth quarter ending February 3, 2018 in the range of $137 million to $139 million, assuming a 15% to 17% decrease in comparable sales. This compares to previous guidance of net sales in the range of $145 million to $150 million, assuming a 9% to 12% decrease in comparable sales. Fourth quarter diluted earnings per share are expected to be in the range of $0.18 to $0.23 compared to the Company’s previous guidance range of $0.35 to $0.40. Fiscal year 2017 diluted earnings per share are now expected to be in the range of $0.50 to $0.55. This EPS guidance excludes the impact of the recently adopted tax law. It is expected the new tax law will increase the fourth quarter tax expense as the Company’s deferred tax asset will be reduced due to the lower federal tax rate.

Steve Lawrence, President and Chief Executive Officer, stated, “Our Holiday performance was disappointing as challenging conversion rates and traffic trends that started in the third quarter persisted into the holiday season. We were not able to recapture momentum as rapidly as we expected but we believe that we are taking the necessary steps to reinvigorate our merchandise assortment and to drive traffic to our boutiques and online going forward. We are confident we are taking the right actions to regain momentum in our business and believe we will see sequential improvement as we continue to execute on these initiatives.”

ICR Conference

As previously announced, the Company will be presenting at the 20th Annual ICR Conference to be held at the JW Marriott Orlando Grande Lakes in Orlando, Florida on Monday, January 8, 2018 at 2:30 pm ET. Mr. Lawrence and Ms. Kelly Dilts, Chief Financial Officer, will host the presentation.

The presentation will be webcast live at www.francescas.com under the Investor Relations section. An archived replay will be available two hours after the conclusion of the live event and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce business; our ability to successfully open and operate new boutiques each year and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2017 filed with the Securities and Exchange Commission on March 22, 2017 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

The Company may not issue future press releases discussing sales trends such as this one other than associated with routine quarterly and annual financial reporting.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 723 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:
ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com